Exhibit 10.9
FIRST AMENDMENT
TO
MANAGEMENT AND SUPPORT SERVICES AGREEMENT
This First Amendment (this “Amendment”) to the Management and Support services Agreement between the Parties (as defined below) dated November 15, 2005 (“Agreement”) is dated and effective retroactive to December 1, 2005, (“First Amendment Effective Date”) by and between Hythiam, Inc. (“Hythiam”) and David E. Smith, M.D. Medical Group, Inc. (“PC”) (each a “Party” and collectively, the “Parties”).
WHEREAS, the Parties wish to amend the Agreement to modify certain terms related to the Hythiam License and to correct a typographical error.
NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth in this Amendment, the Parties agree as follows:
1. All capitalized terms used and not otherwise defined in this Amendment shall have the definitions set forth in the Agreement.
2. The Parties hereby amend the Agreement by deleting Section 6.4 in its entirety and replacing it with the following new Section 6.4:
     6.4 Authorization to Pay Invoices
          The PC hereby authorizes and directs the Manager to make the following payments on behalf of the PC from any Bank Account, in the order specified: (1) the Medical Fee; (2) any obligations of PC related to PC’s employees (e.g., salary, benefits and administrative expenses specifically approved by PC); (3) all third party obligations; and (4) any invoice owed by the PC to the Manager and all other monetary obligations of the PC to the Manager hereunder on the date such amount is due and payable (including, without limitation, the Management Fee), (subparagraphs (1) through (4) above are referred to collectively as the “Obligations”). In the event there are not sufficient monies in the Bank Account(s) to pay any of the Obligations, Manager shall provide the PC a revolving line of credit to be available as a working capital loan up to a maximum amount of one million five hundred thousand dollars ($1,500,000) (“Working Capital Loan”) to allow PC to pay such Obligations. PC shall execute and deliver to Manager a promissory note, dated the First Amendment Effective Date and payable to the order of Manager (including as further amended, modified, restated or replaced from time to time), evidencing PC’s unconditional obligation to repay Manager for the Working Capital Loan. The Working Capital Loan shall be repaid by PC, with interest equal to prime plus two percent (2%), as funds become available; provided, however, upon termination of this Agreement, the entire principal balance and all other costs, fees and expenses, if any, shall be due and payable in full. The Working Capital Loan shall be secured as provided in Section 6.7.1. The Manager agrees that all third party obligations shall be paid prior to any payments of the Management Fee each month.

3. The Parties hereby amend the Agreement by deleting Section 6.7.1 in its entirety and replacing it with the following new Section 6.7.1:
     6.7.1 Grant of Security Interest. The PC hereby grants, pledges and assigns to the Manager a security interest in all of the PC’s assets, including, but not limited to, accounts (including all accounts receivable and all rights to payment by any insurance company or prepaid managed care organization to the extent permitted by law), chattel paper (whether tangible or electronic), commercial tort claims, deposit accounts, documents, equipment, fixtures, good, instruments, intellectual property, inventory, investment property and financial assets, letter of credit rights, payment intangibles and general intangibles whether now owned or existing or hereafter created or acquired and in and to all products and proceeds thereof, substitutions therefore and additions thereto (collectively, the “Collateral”; unless otherwise defined in this Agreement, all terms used in this section shall have the meaning given them in the uniform commercial code in effect in the state of California), to secure the payment of the Working Capital Loan. Collateral shall not include any assets separately (personally) owned by Physician Contractors.
     In furtherance of the grant of the security interest, the PC hereby agrees (i) to deliver to the Administrative Agent any and all instruments constituting part of the Collateral, each endorsed and/or accompanied by any instrument of assignment and (ii) to authorize, execute and deliver, and consents to the filing of, all financing statements, notices, instruments, documents or other papers, each as may be necessary or desirable, or as the Manager may direct, to create, preserve, perfect or validate the security interest granted above or to enable the Manager to exercise and enforce its rights hereunder.
4. The Parties hereby amend Exhibit B to the Agreement to delete the parenthetical “(as provided in Section 5.2)” in paragraph 6.
5. The Parties hereby amend Exhibit B of the Agreement to delete in its entirety paragraph 7 and replace it with the following new paragraph 7:
     7. License Fees; Aftercare Service Fees:
          License Fees: PC shall pay Manager the following License Fees for any patient who is not covered by, eligible for coverage by, or reimbursed by, on a primary or secondary basis, Medicare, Medicaid, or any other federal healthcare payer or funding source (“Private Pay Patient”):

Private Pay Patients	Manager
Treated Using Licensed Technology	Fee
Each episode of treatment for alcohol dependency (2 day)	$4,500
Each episode of treatment for severe alcohol dependency (3 day)	$5,000
(applicable when 3 infusions prescribed in advance)
Each episode of treatment for psycho-stimulant dependency	$6,000
Each additional “booster” infusion provided within twelve (12) months	$1,000
(applicable to treatment for alcohol or psycho-stimulant dependency)

          The License Fees set forth in this paragraph 7 are for treatment of private pay patients only and not for treatment of commercially insured patients or patients reimbursed, on a primary or secondary basis, by Medicare or Medicaid or any other governmental payer or funding source. Before treating any such excluded patient, PC will advise Manager of its desire so to do, whereupon the Parties will meet and attempt in good faith to negotiate appropriate fees for such treatments, and will advise the patient in advance of the non-covered status of the treatment and obtain an appropriate waiver therefrom.
          Aftercare Service Fees: PC shall pay Manager an Aftercare Service Fee (“Aftercare Service Fee”) of up to $1,500 for each patient treated at or by PC using the Licensed Technology, provided such patient timely initiates a qualifying Aftercare program (see paragraph 6 of this Exhibit B).
          For purposes of this paragraph 7, except as set forth in paragraph 8 of this Exhibit B, any treatment provided to any patient by, at or on behalf of the PC using all or any part of the Licensed Technology shall be included in the calculation of the License Fees with respect to such patient.
          For purposes of this Agreement, an Episode of Treatment shall include:
•	Alcohol dependency- two or three administrations of the PROMETA™ for alcohol protocol provided during a consecutive two-day or three-day treatment period.

•	Psycho-stimulant dependency or poly-addictions — Five administrations of the PROMETA™ for cocaine, crack cocaine or methamphetamines protocol provided during a consecutive three-day initial treatment period plus a follow-up treatment three weeks later for two consecutive days.
6. Except as amended by this Amendment, all other terms and conditions of the Note shall remain unchanged and in full force and effect. In the event that any terms or conditions of the Note are inconsistent with the terms of this Amendment, the provisions of this Amendment shall control. Any reference to the Note from and after the Amendment Effective Date shall mean the Note as amended by this Amendment.

The Parties have executed this Amendment by their duly authorized representatives whose signatures appear below.

Hythiam, Inc.

BY: /s/ ANTHONY M. LAMACCHIA

Printed Name: Anthony M. LaMacchia

Title: Chief Operating Officer

David E. Smith, M.D. Medical Group, Inc.

BY: /s/ DAVID E. SMITH, M.D.

Printed Name: David E. Smith, M.D.

Title: President